CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 127 to Registration Statement No. 002-10760 on Form N-1A of our report dated February 10, 2020, relating to the financial statements and financial highlights of Fundamental Investors, the portfolio constituting the American Funds Fundamental Investors, in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

February 24, 2020